UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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TEGNA Inc.

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March 31, 2020

Dear Fellow TEGNA Shareholders,

At this time of global crisis, high-quality local journalism is more important than ever. TEGNA’s people at our 62 broadcast stations across the country are focused on getting the facts to our communities, providing our viewers with accurate information about available local resources, and shooting down false rumors and misinformation.

While fighting the coronavirus (“COVID-19”) pandemic is everyone’s top priority, TEGNA’s Board of Directors is also committed to maintaining strong corporate governance during this time of uncertainty. We intend to hold TEGNA’s 2020 Annual Meeting of Shareholders on April 30, 2020 as planned, but the meeting may need to be held as a fully virtual or hybrid virtual/physical meeting to ensure the health and safety of our shareholders. If we take this step, we will announce it in advance and details on how to participate will be available through TEGNA’s website at www.tegna.com.

Regardless of logistical challenges during this unprecedented time, you face a key decision that will shape the future of TEGNA and the value of your investment. We ask for your support in this important director election by voting FOR election of ALL of the TEGNA nominees using the GOLD proxy card so we can continue to execute on our proven strategy to create shareholder value.

Simply follow the voting instructions on the enclosed GOLD proxy card. We are encouraging all shareholders to submit their proxies by Internet or by telephone, given the circumstances relating to COVID-19. You may also submit your proxy by mail, but we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or the Internet.

TEGNA’S BOARD AND MANAGEMENT HAVE

AN OUTSTANDING TRACK RECORD OF

SHAREHOLDER VALUE CREATION

Since becoming a pure-play broadcasting company in 2017 (following the Cars.com spin-off and the sale of CareerBuilder), TEGNA has added 16 stations in attractive markets that enhance our geographic diversity, bolster our portfolio of Big Four stations, and position TEGNA to take full advantage of emerging viewing trends.

TEGNA today is a fundamentally different company than it was just a few years ago, and we are successfully delivering results. This is clear in our Total Shareholder Return (TSR)1, which has substantially outperformed peers since our transformation into a pure-play broadcasting company

[1]

Total shareholder return includes impact of stock price performance and reinvested dividends; spin-offs treated as cash dividend at time of spin, but excludes stock performance of spun entity. Peer set is E.W. Scripps, Gray TV, Meredith, Nexstar and Sinclair

Superior TSR Since Becoming Pure-Play Broadcasting Company

TEGNA’s two-year TSR in 2018-2019 was 23.6 percent relative to the peer median of 3.1 percent. TEGNA’s one-year TSR in 2019, driven by strong execution and accretive acquisitions, was 56.4 percent compared to the peer median of 29.0 percent. These are the appropriate timeframes to evaluate the success of TEGNA’s strategy, as they reflect our financial results after exiting our previously owned publishing and digital businesses. Prior to this period, TEGNA traded on a blended multiple basis, inhibiting us from pursuing M&A until we became a pure-play broadcasting company.

TEGNA IS DELIVERING STRONG FINANCIAL AND

OPERATIONAL PERFORMANCE AND IS WELL

POSITIONED FOR CONTINUED GROWTH

2019 was another exciting year of growth and innovation at TEGNA. We further positioned TEGNA for success in a changing media landscape, delivered strong operating performance, completed several value-enhancing acquisitions, and strengthened our balance sheet to increase financial flexibility.

Key Financial and Strategic Highlights in 2019:

•	4% revenue growth to $2.3 billion

•	$286 million GAAP net income, $708 million Adjusted EBITDA[2], Adjusted EBITDA margin of 31%

•	$376 million free cash flow[3]

•	20% subscription revenue growth

•	$2.1 billion bonds issued to refinance debt at historically low interest rates with market-standard covenants, including call provisions, consistent with prior issuances

•	Amended and extended $1.5 billion revolving credit facility through 2024

•	Completed $1.5 billion of strategic acquisitions

•	Repriced roughly half of subscribers through new multi-year distribution agreements

[2]

“Adjusted EBITDA,” a non-GAAP measure, is defined as net income before (1) provision for income taxes, (2) interest expense, (3) equity income (loss) in unconsolidated investments, net, (4) other non-operating items, net, (5) severance expense, (6) acquisition-related costs, (7) advisory fees related to activisim defense, (8) spectrum repacking reimbursements and other, (9) depreciation and (10) amortization. A reconciliation of Adjusted EBITDA to its most comparable measure prepared in accordance with GAAP may be found on page 27 of the Company’s Form 10-K filed on March 2, 2020.

[3]

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined above), further adjusted by adding back (1) stock-based compensation, (2) non-cash 401(k) company match, (3) syndicated programming amortization, (4) pension reimbursements, (5) dividends received from equity method investments and (6) reimbursements from spectrum repacking. This is further adjusted by deducting payments made for (1) syndicated programming, (2) pension, (3) interest, (4) taxes (net of refunds) and (5) purchases of property and equipment. A reconciliation of free cash flow to its most comparable measure prepared in accordance with GAAP may be found on page 28 of the Company’s 10-K filed on March 2, 2020.

•	Continued investing in organic growth, including newer products and initiatives such as Premion, our “over-the-top” advertising platform

•	Continued driving company-wide cost and efficiency efforts.

Moving forward, we expect high-margin subscription and political revenues to account for approximately half of our total two-year (2019-2020) revenue, providing predictable cash flows which should help drive increased shareholder value despite a challenging advertising market.

This strong growth in subscription and political revenue is a result of our strategically constructed portfolio, which seeks to take advantage of increasing “even” year political spending with stations in many high-spend battleground states. It is also a result of our ongoing contractual subscription repricing cycle, in which we expect to have repriced 85 percent of our subscribers by the end of 2020. Our subscription business continues to generate double-digit revenue growth and provides us with stable cash flows through these contractually recurring revenues.

We plan to continue to use our free cash flow to invest in new products and initiatives, fund strategic, accretive acquisitions, and continue the rapid de-levering already underway in 2020.

TEGNA IS CREATING SUBSTANTIAL SHAREHOLDER VALUE

THROUGH A PROVEN, REPEATABLE M&A STRATEGY

Throughout our history, we’ve maintained a disciplined approach to M&A, acquiring high-quality assets in broadcasting and adjacent businesses that overlap with our existing broadcasting footprint. We seek to acquire assets that are synergistic and expected to be accretive to earnings and free cash flow, while producing attractive returns. Over the past three years, the transactions we have completed have been done at attractive multiples below or near TEGNA’s trading multiple. TEGNA’s 2019 acquisitions have attractive financial metrics, while using only three points of headroom under the FCC national ownership cap.

Going forward, the combination of TEGNA’s significant firepower, ample room under the FCC cap to add new stations where and when it makes sense, and strength of our balance sheet positions us well to be an active participant in future consolidation. Additionally, we expect the “mechanical” synergies we unlock through our transactions will continue to grow with further increases in our already top-of-market Big Four affiliate retransmission rates, reflecting the value we add as a strong distribution partner.

THE TEGNA BOARD IS OPEN TO ALL

PATHS TO CREATE VALUE

TEGNA’s Board has a proven track record of taking decisive action to maximize shareholder value. We have transformed TEGNA into one of the largest U.S. broadcasting groups and a leading local news and media content provider in the markets we serve. As reflected in TEGNA’s strong recent performance, we are confident that our strategy will continue to deliver sustainable shareholder value.

At the same time, the Board is open to all potential transactions to generate value but we will only pursue a transaction if it is in the best interests of all of our shareholders.

ADDING STANDARD GENERAL’S NOMINEES TO TEGNA’S

BOARD COULD IMPERIL OUR SUCCESSFUL VALUE

CREATION STRATEGY

Standard General is an investment firm that has nominated five candidates, including Managing Partner and Chief Investment Officer Soohyung Kim, for election to TEGNA’s Board of Directors at the 2020 Annual Meeting. Your Board believes election of Standard General’s nominees, especially at a time of unprecedented stress on every business, could disrupt our successful efforts to deliver superior, sustained value to our shareholders. This is a time when an experienced Board that has navigated successfully through market dislocations is especially important to provide steady leadership and help management stay focused on operations.

As detailed below, the Board is concerned about Standard General’s significant conflicts of interest and the experience of shareholders at other companies where Mr. Kim and other Standard General representatives held Board seats.

Since Standard General disclosed its investment in TEGNA in August 2019, our Board and management team have held multiple meetings with Mr. Kim to learn about his perspective on TEGNA. In those meetings, Mr. Kim demanded a Board seat for himself but offered no specific ideas to create value – only statements that if he were on the Board, he would have a unique ability to source and execute “transformative” M&A.

TEGNA’s Board has thoroughly evaluated Mr. Kim as a potential director. Board members, including our independent Chairman and members of the Nominating and Governance Committee, held several meetings with him, interviewed a number of people who have served with him on other boards (including those he offered as references), and conducted a detailed assessment of his track record and current investments in the broadcasting industry. Based on this in-depth evaluation, and his conflicting investments in and significant influence over several competing broadcasting businesses, the Board unanimously determined that adding him to the Board is not in the best interests of TEGNA and its shareholders.

The Nominating and Governance Committee of TEGNA’s Board also has evaluated the other four Standard General nominees and determined they are similarly conflicted or lack the breadth and depth of experience and expertise that TEGNA’s existing directors possess, and therefore would not improve the Board’s ability to continue to develop and oversee strategies to benefit all shareholders.

TEGNA previously approached Mr. Kim to gauge his interest in a potential settlement that would not include him personally joining the Board. He “summarily” rejected any settlement that does not include a Board seat for himself – making it clear to us that he is motivated by self-interest and not a desire for shareholder representation.

STANDARD GENERAL’S TRACK RECORD AND

CURRENT OWNERSHIP IN POTENTIAL COMPETITORS

PRESENT VERY SERIOUS CONCERNS

TEGNA’s Board has serious concerns about Mr. Kim’s significant investments in and influence over Standard Media Group and Mediaco Holding, two emerging competitors in the broadcasting industry. Furthermore, we believe that it is highly inappropriate for another industry operator to have access as a TEGNA Board member to TEGNA’s proprietary information, including our M&A pipeline, product development plans, R&D efforts, and partnership and affiliation strategies. These conflicts include:

Standard Media Group	Mediaco Holding

•  Former Media General COO Deborah McDermott, one of Standard General’s nominees for the TEGNA Board, founded Standard Media with Mr. Kim when it announced the acquisition of nine stations from Sinclair Broadcast Group as part of Sinclair’s failed acquisition of Tribune Media. Standard Media was disclosed as an affiliate of Standard General at the time of this announcement.

•  Standard Media has since acquired two TV stations from Citadel Communications and has announced the pending acquisition of nine TV stations, news production assets, and 15 radio stations from Waypoint Media, LLC and Vision Communications LLC.

•  “We look at this acquisition as the first of many as we work to create a new competitive player in the consolidating broadcast TV industry...” said Deborah McDermott at the time of the Citadel Communications acquisition.[4]

•  Although Ms. McDermott is disclosed as the 100% owner of Standard Media, we recently discovered that, in fact, Standard General holds a note convertible into 99% of the limited liability company interests in Standard Media on a fully diluted basis, an option to acquire the assets Standard Media acquired from Citadel Communications, and an option to acquire from McDermott Communications, LLC, an entity wholly owned by Ms. McDermott, all of its equity interests in Standard Media.

•  Mediaco Holding is a broadcasting media company formed “for the benefit of Standard General and [Emmis] shareholders...The business strategy of Mediaco will be directed by Standard General.”[5]

•  Standard General owns ~76% of Mediaco and controls ~97% of the shareholder vote.[6]

•  At the time of Mediaco’s announced combination with Emmis, Mr. Kim stated, “These stations will form the foundation for a new public company that will invest in media assets and build on our successful track record of media investments.”[7]

•  “He wants to make this a major company... We’re getting a lot of cash, and [Soo is getting] a launching pad,” said Mediaco CEO Jeff Smulyan on Mr. Kim’s ambitions for Mediaco.[8]

[4]	7/1/2019, https://www.prnewswire.com/news-releases/emmis-announces-agreement-to-form-new-public-company-with-standard-general-300878359.html
[5]	11/8/2019 https://www.sec.gov/Archives/edgar/data/1784254/000104746919006549/a2240178z8-k.htm
[6]	7/11/2019 https://www.sec.gov/Archives/edgar/data/783005/000156459019024773/emms-ex992_80.htm
[7]	5/16/2019, https://www.broadcastingcable.com/news/standard-media-buying-two-citadel-stations
[8]	7/1/2019, https://www.rbr.com/meet-the-man-who-created-mediaco-with-jeff-smulyan/

Also concerning is Mr. Kim’s track record at other companies where he and other Standard General representatives held Board seats. Key examples, which have all been widely reported, include:

•

American Apparel: The company filed for bankruptcy only 15 months after three Standard General directors were appointed to the company’s board – a Standard General insider as well as two other executives connected to Standard General, including the former CEO of RadioShack, another company where Standard General was involved and where other investors lost money (see below). Litigation by American Apparel shareholders against Standard General ensued.[9]

•

Media General: As lead independent director of Media General, Mr. Kim reportedly pushed for Media General (with a divided board) to buy Meredith Corp. despite proposals from Nexstar to buy Media General at a premium. Mr. Kim was reportedly “biased toward” a transaction with Meredith that was criticized by shareholders for both poor strategic rationale and inadequate price. Shareholders publicly complained about Media General’s poor M&A process. The Media General Board reportedly sidelined Mr. Kim as it eventually struck an alternative deal with Nexstar Media Group.[10] While Media General shareholders did well in the end, their return was in spite of Mr. Kim’s actions, not as a result of them.

•

RadioShack: Standard General, which took a 9.8% position in RadioShack in early 2014, acquired the company through bankruptcy in May 2015 and liquidated it later that year, wiping out other investors.[11]

•

Twin River Worldwide Holdings: Mr. Kim served on the Board of Twin River when the company launched a tender offer in 2016 that was alleged to be part of “an undisclosed buyback scheme” which would have increased Standard General’s ownership position while diluting other shareholders.[12] These actions spawned a lawsuit from another large shareholder against the Board (including Mr. Kim) that is ongoing. On March 16, 2020, Reverend Al Sharpton publicly urged lawmakers to halt the legalization of mobile sports gaming in Colorado, stating new legislation has the potential to cause job loss and enforce racial stereotypes in the state. Rev. Sharpton cited Twin Rivers as an example of a casino operator in Colorado “owned and run by Soohyung Kim” and emphasized Standard General’s track record of investing in deals that have caused mass layoffs for workers.[13]

In short, the Board believes Mr. Kim would be conflicted and unlikely to transcend his own self-interest to act in the best interests of TEGNA shareholders.

TEGNA’S HIGHLY QUALIFIED, ENGAGED AND DIVERSE

BOARD HAS A PROVEN TRACK RECORD AND IS COMMITTED

TO STRONG GOVERNANCE

TEGNA’s highly qualified, engaged and diverse Board is comprised of industry leaders with significant experience in areas that are highly relevant for evaluating and overseeing TEGNA’s strategy and operational performance, including M&A execution and integration, technology, management and leadership, operational expertise, and local broadcasting. The Board has a strong track record of objectively evaluating opportunities to create shareholder value and has taken decisive action to transform TEGNA’s portfolio to ensure continued success in an evolving industry landscape.

[9]	3/16/2020, https://www.prnewswire.com/news-releases/rev-al-sharpton-urges-lawmakers-to-halt-the-legalization-of-mobile-sports-gambling-in-colorado-301025005.html
[10]	1/13/2019, https://news.bloomberglaw.com/mergers-and-antitrust/twin-river-board-officers-dodge-most-of-stock-buyback-suit
[11]	8/31/2015, https://www.wsj.com/articles/radioshack-creditors-sue-hedge-fund-standard-general-1441051525
[12]	10/5/2015, https://www.wsj.com/articles/american-apparel-filing-shines-light-on-hedge-fund-standard-general-1444088326
[13]	12/16/2015, https://nypost.com/2015/12/16/nexstar-muses-buyout-of-media-general/

Since 2013, the Board has overseen numerous transformative and value-driving transactions (all accretive in less than 12 months).

The TEGNA Board is comprised of 12 directors, 11 of whom are independent, and is engaged in a thoughtful, ongoing refreshment process which has added six new independent directors over the past five years, including four since December 2017. Most recently, in February 2020, TEGNA elected Karen Grimes, a former partner, senior managing director and equity portfolio manager at Wellington Management Company, as an independent director.

TEGNA also continues to adopt governance practices designed to reinforce its shareholder orientation and foster accountability to all of TEGNA’s stakeholders. These include separation of the Chairman and CEO role and the adoption of proxy access in 2018, investing in diversity-related development programs and initiatives reflecting TEGNA’s longstanding commitment to strong environmental, social and governance practices, and a robust shareholder engagement program.

PROTECT THE VALUE OF YOUR INVESTMENT –

A VOTE FOR TEGNA’S HIGHLY QUALIFIED BOARD

IS A VOTE FOR VALUE-CREATION

We strongly urge you vote for TEGNA’s entire slate of 12 highly qualified and experienced director nominees. Support TEGNA’s Board by voting with the enclosed GOLD proxy card TODAY. In light of COVID-19, we encourage you to follow the simple instructions on the GOLD proxy card to vote by telephone or Internet. Only return your proxy card by mail if you do not have access to a touch-tone telephone or the Internet.

Thank you for your continued support.

Howard D. Elias Chairman of the Board	Dave Lougee President and Chief Executive Officer

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR

HOW FEW SHARES YOU OWN

If you have questions about how to vote your shares or need additional copies of the proxy materials, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call:

1(877) 687-1865 (toll-free from the U.S. and Canada), or

+1(412) 232-3651 (from other countries)

IMPORTANT NOTE: Please simply discard any White proxy cards sent to you by Standard General. If you have already voted using a White proxy card, you can change your vote by using the enclosed GOLD proxy card to vote by telephone, Internet or by mail.

Only your latest-dated vote will count.

Non-GAAP Measures

TEGNA uses non-GAAP financial performance measures, including adjusted EBITDA and Free Cash Flow, to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the related GAAP measures and should be read together with financial information presented on a GAAP basis. TEGNA believes that each of the non-GAAP measures presented provides useful information to investors and other stakeholders by allowing them to view our business through the eyes of management and our Board of Directors, facilitating comparisons of results across historical periods and focus on the underlying ongoing operating performance of our business. TEGNA also believes these non-GAAP measures are frequently used by investors, securities analysts and other interested parties in their evaluation of our business and other companies in the broadcast industry.

Forward Looking Statements

Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements. Economic, competitive, governmental, technological and other factors and risks that may affect TEGNA’s operations or financial results are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). Another factor that may impact the company’s operations or financial results is the impact of the coronavirus (COVID-19) pandemic, including, without limitation, recent and ongoing financial market volatility, potential regulatory actions, changes in consumer behaviors and impacts on and modifications to the Company’s operations and business relating thereto. We disclaim any obligation to update these forward-looking statements other than as required by law.

Important Additional Information

TEGNA has filed a definitive proxy statement and form of GOLD proxy card with the SEC in connection with the solicitation of proxies for TEGNA’s 2020 Annual Meeting of shareholders (the “Proxy Statement” and such meeting the “2020 Annual Meeting”). TEGNA, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2020 Annual Meeting. Information regarding the names of TEGNA’s directors and executive officers and their respective interests in TEGNA by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in TEGNA’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in TEGNA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020. Details concerning the nominees of TEGNA’s Board of Directors for election at the 2020 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF TEGNA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by TEGNA free of charge from the SEC’s website, www.sec.gov. TEGNA’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to TEGNA, 8350 Broad Street, Suite 2000, Tysons, VA 22102, or from the TEGNA’s website, https://www.tegna.com.

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